EXHIBIT 2.02

                            ASSET TRANSFER AGREEMENT
                           --------------------------

     This ASSET TRANSFER AGREEMENT ("Agreement") dated as of March 23, 1998, is between LISBON DEVELOPMENT COMPANY, L.L.C., a Texas limited liability company with offices at 1330 Post Oak Blvd., Suite 2222, Houston Texas 77056 ("Seller") and VECTOR ENERGY CORPORATION, a Texas corporation, whose address is 5599 San Felipe, Suite 620, Houston, Texas 77056, ("Buyer").

     In consideration of the mutual covenants and agreements contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                          ARTICLE 1. TRANSFER OF ASSETS

     1.1  The Properties. Subject to the terms and conditions of this Agreement,
          ---------------
Seller agrees to transfer and convey to Buyer, and Buyer agrees to acquire from Seller, effective as of 7:00 a.m. Central Standard Time, on March 23, 1998 (the "Effective Date"), at the location of the respective properties (the "Effective Time") all of Seller's right, title, and interest in and to the following:

     (a) The oil, gas and mineral leases and the leasehold estates created thereby, described in Exhibit "A" attached hereto (the "Leases"), insofar as the Leases cover and relate to the land and depths described in Exhibit "A" (the "Land"), together with corresponding interests in and to all the property and rights incident thereto, including, all rights in any pooled or unitized acreage by virtue of the Land being a part thereof, all production from the pool or unit allocated to any such Land, and all interests in any wells within the pool or unit associated with the Land;

     (b) The oil and/or gas wells described on Exhibit "A" (the "Wells") together with all personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases insofar as they relate to the production, treatment, sale, or disposal of hydrocarbons or water produced from or attributable to the Wells;

     (c) To the extent transferable by Seller without material restriction under applicable law or third-party agreements (without the payment of any funds or consideration), all contracts and contractual fights, obligations, and interests, including all farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and other contracts or agreements covering or affecting any or all of the interests described or referred to above (the "Contracts");

     (d) All easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests;

     (e) All oil, condensate, natural gas liquids, and other minerals produced after the Effective Time attributable to Seller's interest in the Properties;

     (f) Subject to the terms and conditions contained herein, including, without limitation, Section 3.1 hereof, all notes and accounts receivable of Seller, whether recorded or unrecorded, billed or not billed, or assigned for collection, accrued and existing up to and subsequent to the Effective Time;

     (g) Cash in Seller's bank account on the date prior to the Effective Date; and

     (h) All proceeds, regardless of when received, generated from the sale of oil and/or gas attributable to production from the Properties prior to the Effective Date.

     All of the above real, personal, tangible, and intangible properties, rights, titles, and interests described in subparagraphs (a) through (h) above, subject to the limitations and terms expressly set forth herein and in the Exhibit "A" attached hereto, are hereinafter collectively called the "Properties" or, individually, a "Property".

     1.2  Excluded  Assets.  The  following  items,  which  are  related  to the
          -----------------
Properties are not intended by the parties to be a part of the transfer contemplated hereunder and are specifically excluded from the Properties:

     (a)  Those items specifically described on Schedule 1.2(b) hereto.

     All other assets of Seller associated with or employed in the business operations of Seller, whether or not scheduled or described herein, are not expressly included in the Properties to the conveyed to Buyer pursuant to this Agreement.

     1.3  Assumed Liabilities.  As of the Effective Date, Buyer agrees to assume
          --------------------
the future payment and performance of the following liabilities and obligations of Seller, whether known or unknown, fixed or contingent, recorded or unrecorded (collectively, the "Assumed Liabilities"):

     (a)  The Contracts;

     (b) All notes payable, indebtedness, royalty payments, or other obligations, liabilities, and guarantees of Seller whether or not accrued on or before the Effective Date as set forth in Schedule 1.3(b) attached hereto and incorporated herein by reference;

     (c) All of Seller's current liabilities as set forth in Schedule 1.3(c) attached hereto and incorporated herein by reference;

     (d) That certain credit facility of Seller in the aggregate principal amount of up to $10,000,000.00 (the "Credit Facility") payable to First Union Bank, N.A. (the "Bank"); and

     (e) Such other liabilities of Seller as Buyer expressly elects to assume in writing.

     Buyer shall indemnify and hold each of Seller and Seller Group harmless from all suits, actions, losses, damages, claims, or liabilities of any character, type, or description whatsoever, including, without limitation, all expenses of litigation, court costs, and attorney's fees, relating to or arising out of the Assumed Liabilities and/or Buyer's assumption of the payment or performance of any of the Assumed Liabilities, WHETHER OR NOT SUCH SUITS, ACTIONS, LOSSES, DAMAGES, CLAIMS, OR LIABILITIES ARE THE DIRECT OR INDIRECT RESULT OF THE NEGLIGENCE, GROSS NEGLIGENCE, OR STRICT LIABILITY OR SELLER OR SELLER GROUP.

                     ARTICLE 2. DELIVERY OF PREFERRED STOCK

     2.1  Delivery of Preferred Stock. Upon the basis of the representations and
          ----------------------------
warranties and on the terms and subject to the conditions set forth in this Agreement, in consideration of the transfer and conveyance of the Properties from Seller to Buyer and of Buyer's assumption of the Assumed Liabilities, Buyer hereby agrees to deliver to Seller, and Seller hereby agrees to accept 30,000 shares of Buyer's 6% senior preferred stock (the "Preferred Stock") of Sunburst Acquisition 11, Inc., a Colorado corporation ("Sunburst"), which shares of Preferred Stock shall be convertible into an aggregate of 3,000,000 shares of unrestricted, freely tradable common stock of Sunburst, at the Closing (hereinafter defined) and on the Closing Date (hereinafter defined) as provided in Article 9 hereof.

                           ARTICLE 3. USE OF PROCEEDS

     3.1  Proceeds from Production.
          -------------------------

     (a) All proceeds of production received by Seller or for Seller's account which are attributable to the production of oil and/or gas prior to the Effective Date shall be immediately deposited by Buyer into Seller's bank account at the Bank. All such proceeds, to-ether with all cash in Seller's account as of the Effective Date, shall be used by Buyer solely for the payment, satisfaction, and discharge of the Assumed Liabilities until such time as all of the Assumed Liabilities have been paid, satisfied, and discharged in full by Buyer.

     (b) All proceeds, revenues, funds and other income generated by Buyer from the operation of, production from, or sale of the Properties or otherwise shall be immediately deposited by Buyer unto an escrow account established at the Bank. All such proceeds, revenues, funds, and income shall be used by Buyer solely for the payment and discharge of all of the Assumed Liabilities until such time as all of the Assumed Liabilities have been paid and discharged in full by Buyer or Buyer has made arrangements, subject to the approval and satisfaction of Seller, for the good faith and diligent discharge or contesting of any such Assumed Liabilities.

     (c) In the event Buyer fails to fully comply with, perform, and carry out Buyer's duties and responsibilities as set forth in this Article 3 or Seller receives notice of any claim against Seller for the payment or satisfaction of any of the Assumed Liabilities, then, upon delivery of notice by Seller to Buyer of such claim and Buyer's continued failure to fully pay, satisfy, and discharge such claim or failure to commence with the good faith and diligent contesting of such claim for a period of thirty (30) days, Seller shall have the right, but not the obligation, at no additional cost and expense to Seller, to re-take immediate possession of the Properties, and Buyer agrees to fully cooperate with Seller and take such additional acts and execute and deliver such other instruments as Seller may request in order to re-convey and re-transfer full right, title, and interest to, vest in, and place Seller in legal and actual possession of the Properties.

     (d) Buyer shall indemnify and hold each of Seller and Seller Group harmless from all suits, actions, losses, damages, claims, or liabilities of any character, type, or description whatsoever, including without limitation, all expenses of litigation, court costs, and attorney's fees, relating to or arising out of the Assumed Liabilities, Buyer's assumption of the payment or performance of any of the Assumed Liabilities, and/or the performance of Buyer's duties, obligations, and responsibilities with respect to any of the Assigned Liabilities as provided in this Article 3 or otherwise, whether or not such suits, actions, losses, damages, claims, or liabilities are the direct or indirect result of the negligence, cross negligence, or strict liability or Seller or Seller Group.

                      ARTICLE 4. REPRESENTATIONS OF SELLER

     4.1  Existence.  Seller  is a limited  liability  company  duly  organized,
          ----------
validly existing, and in good standing under the laws of the state of its organization, and is duly qualified to do business in the states in which the Properties are located.

     4.2  Authorization.  Seller has all authority  necessary to enter into this
          --------------
Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf; and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

     4.3  Power.  Subject to preferential  purchase  rights and  restrictions on
          ------
assignment of the type typically found in the oil and gas industry as set forth in Schedule 4.3 attached hereto and incorporated herein by reference, Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of organization, regulations, or other governing documents; (ii) result in material breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under -any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation.

     4.4  Brokers.  Seller has incurred no liability,  contingent or other-wise,
          --------
for broker's or finder's fees in respect of this transaction, for which Buyer shall have any responsibility whatsoever.

     4.5  Foreign Person.  Seller is not a "foreign  person*' within the meaning
          ---------------
of the Internal Revenue Code of 1986, as amended (the "Code"), Section 1445 and 7701 (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

     4.6  Litigation. Except as set forth on Schedule 4.6, there are no lawsuits
          -----------
directly involving the Properties with respect to which Seller has received service of process, and to the best of Seller's knowledge, there are no lawsuits with respect to Seller which Would have a Material Adverse Effect on the Properties.

     4.7  Taxes and  Assessments.  Seller  has  caused  to be  timely  filed all
          -----------------------
material tax returns relating to the Properties. Seller has caused to be paid or provided for all ad valorem, property, production, severance and similar taxes based upon or measured by the ownership of or the production of Hydrocarbons from the Properties required to be shown on such returns, except those being contested in good faith. Seller has not received written notice of any pending, claim against Seller from any applicable taxing authority for assessments of taxes with respect to the Properties.

     4.8  Outstanding Capital Commitments.  As of the Effective Time, there were
          --------------------------------
no outstanding AFEs or other commitments to make capital expenditures which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Effective Time in excess of $50,000 other than those shown on Schedule 4.8
                                                                   -------------
hereto.

     4.9  Contracts.  Except as disclosed on the Schedule  4.9,  Seller has paid
          ----------
its shares of all costs payable by it under the Leases and Contracts, except those being contested in good faith. Neither Seller, nor to the knowledge of Seller, any other part is in default under any Contract except as disclosed on
Schedule  4.9 and  except  such  defaults  as  would  not,  individually  or the
-------------
aggregate,  have a Material Adverse Effect. Except as disclosed in Schedule 4.9,
                                                                   ------------
there are no Contacts with affiliates of Seller which will be binding on the Properties after Closing.

     4.10 Gas  Imbalances.  Except with respect to the  Properties  set forth on
          ----------------
Schedule 4.10, as of the Effective Time, Seller has no gas imbalances with co-owners of the Properties.

     4.11 Compliance  with Laws. The execution and performance of this Agreement
          ----------------------
by Buyer does not violate any law or regulation of any jurisdiction or governmental body or agency and does not require approval of, or filing with, any governmental body or agency.

     4.12 Representations.  Statements and  Certificates.  No  representation by
          ----------------
Seller, nor any statement or certificate furnished or to be furnished by Seller pursuant to this Agreement, or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. ARTICLE 5. REPRESENTATIONS OF BUYER

     5.1  Existence.  Buyer is a corporation duly organized,  validly existing,,
          ----------
and in good standing under the laws of the state of its incorporation, and is duly qualified to do business in the states in which the properties are located.

     5.2  Authorization.  Buyer has all  authority  necessary to enter into this
          --------------
Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms except to the extent enforceability may be affected by bankruptcy, reorganizations, insolvency, or similar laws affecting creditors' rights generally.

     5.3  Power. Buyer's execution,  delivery, and performance of this Agreement
          ------
and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of incorporation, by-laws, or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

     5.4  Brokers. Buyer has incurred no liability, contingent or otherwise, for
          --------
broker's or finder's fees in respect of this transaction, for which Seller shall have any responsibility whatsoever.

     5.5  Further  Distribution.  Buyer (i) has such knowledge and experience in
          ----------------------
business, financial, and oil and gas matters that it is capable of evaluating the merits and risks of entering into and of carrying out its obligations in connection with the acquisition of the Properties in the manner contemplated herein; (ii) has received to date all information concerning the Properties and such other information relating to this Agreement which it requested; and (iii) is able to bear the economic risk of its investment in the Properties for an indefinite period of time. Further, Buyer acknowledges that Seller is relying upon the representations contained in the foregoing sentence and that absent such representations the proposed sale to Buyer would not be entered into and this Agreement would not be executed and delivered by Seller.

     5.6  Effective Agreement. The execution,  delivery, and performance of this
          --------------------
Agreement by Buyer and the consummation of the transactions contemplated hereby do not require the consent, -waiver, approval, or authorization of any person or public authority; do not result in a violation of any material breach of any law, rule, or regulation applicable to Buyer, and do not conflict with or result in a breach of any of the governing instruments of Buyer or, with or without the giving of notice and/or the passage of time, any mortgage, deed of trust, license, indenture, or other instrument or agreement, or any order, judgment, or other restriction of any kind or character to which Buyer is a party.

     5.7  Litigation.  Except as set forth in Section 5.6,  attached  hereto and
          -----------                         -----------
incorporated herein by this reference, Buyer is not a party to or threatened by any litigation, proceeding, or controversy before any court, governmental body, or administrative agency which would have a Material Adverse Effect on the transactions contemplated under this Agreement.

     5.8  Compliance  with Laws. The execution and performance of this Agreement
          ----------------------
by Buyer does not violate any law or regulation of any jurisdiction or governmental body or agency and does not require approval of, or filing with, any governmental body or agency.

     5.9  Preferred  Stock.  At  Closing  Buyer  will own all of the  shares  of
          -----------------
Preferred Stock free and clear of any claims, liens, charges, or encumbrances whatsoever, and has good and marketable title to its shares of Preferred Stock and has full right, power, and authority to sell the shares of Preferred Stock to Seller as provided herein without obtaining the consent or approval of any other person or governmental authority.

     5.10 Representations,  Statements and  Certificates.  No  representation by
          -----------------------------------------------
Buyer, nor any statement or certificate furnished or to be furnished by Buyer pursuant to this Agreement, or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     5.11 Representation and Warranties as to Sunburst.  Buyer hereby represents
          ---------------------------------------------
and warrants as to the following:

     (a) Sunburst is duly organized, validly existing, and in good standing under the laws of its incorporation and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business requires such qualification;

     (b) All outstanding shares of capital stock, including, without limitation, the Preferred Stock, of Sunburst have been duly authorized and validly issued and are fully paid, non-assessable, and are not subject to any preemptive or similar rights; and

     (c) Sunburst is a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and has duly and timely made all required filings with the Securities and Exchange Commission as required pursuant to the 1934 Act.

                      ARTICLE 6. DISCLAIMER OF WARRANTIES

     6.1  Information Provided. All the information,  statistics, summaries, and
          ---------------------
facsimiles furnished by or on behalf of Seller herewith or hereunder are furnished or will be furnished for Buyer's use at Buyer's sole risk. All such information has been compiled or prepared by Seller based upon its files and records and such information is believed to be correct, but Seller makes no representation or warranty, express or implied, as to the accuracy, correctness, completeness, or the adequacy of same and does not warrant or guarantee such information in any way. Seller has made no statements or representations concerning the environmental condition of the properties, production rates, recompletion opportunities, decline rates, geological or geophysical data or interpretations, the quality, quantity, recoverability or cost of recovery of any hydrocarbon reserves, any product pricing assumptions, the ability to sell or market any hydrocarbons after Closing, or the present or future value of the anticipated income, costs, or profits, if any, to be derived from the properties. Buyer is responsible for making such independent investigation and evaluation of the properties as Buyer shall deem appropriate, realizing that Seller does not assume and shall have no liability to Buyer or any other party whatsoever for any reliance which may be placed on the information, statistics, summaries, or facsimiles furnished herewith or hereunder or any statements made herein. Specifically, but without limiting the generality of the foregoing:

     (i) The description of leases included in the properties, the acreage purported to be covered thereby, depth limitations (if any), royalty and other burdens affecting same, and quantum of interest have been derived strictly from Seller's records and seller has not undertaken any examination of title to verify same. Seller does not warrant title to the Properties, except as against parties claiming, by, through, or under Seller, and Buyer should therefore undertake such independent title examination as it deems appropriate prior to closing; and

     (ii) The description of wells and equipment included in the properties has been compiled strictly from Seller's records rather than from an on-the-ground inventory. Prior to Closing, Buyer should undertake such independent inspection or inventory as it deems appropriate to determine whether the equipment so described is in fact in place.

     6.3  No  Warranties.  Conveyance  of the  properties  will be made  without
          ---------------
representations or warranties, express or implied in fact or in law, as to merchantability, durability, use, operation, fitness for any particular purpose, condition, safety of the properties, compliance with regulatory and environmental requirements or otherwise.

     6.4  Buyer  Inspection.  Buyer  hereby  agrees  that  it will  inspect  the
          ------------------
properties, including, without limitation, the leases and the contracts, wells personal property, and equipment assigned and conveyed herein and that it will accept the same "AS IS, WHERE IS" and "WITH ALL FAULTS". Buyer releases Seller Group (as defined herein) from all Losses (as defined herein) with respect to -the properties, whether or not caused by or attributable to Seller's negligence and whether or not arising from or in connection with or during the period of Seller's ownership or use of the properties. Without limiting the above, Buyer waives its right to recover from Seller Group and forever releases and discharges Seller Group from any and all losses, penalties, fines, liens, judgments, costs and expenses whatsoever (including, without limitation, attorney's fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical condition of the properties or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as Amended (42 U.S.C. 9601 Et. Seq.), the Clean Water Act (33 U.S.C. 466 Et. Seq.), the Safe
             --  ---                                         --  ---
Drinking Water Act (14 U.S.C. 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. 1801 Et. Seq.), the Toxic Substance Control Act (15 U.S.C. 2601
                     --  ---
-2629) and all applicable state or local laws.

     6.5  Prior Operations.  Buyer hereby  acknowledges that the Properties have
          -----------------
been utilized for the purpose of production and development of oil and gas and that there may have been spills of wastes, crude oil, produced water or other materials in the past onto the Properties or in connection therewith. In addition, some oil field production equipment may contain asbestos or naturally occurring radioactive material (hereinafter referred to as "NORM"). In this regard Buyer expressly understands the NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms, and that said wells, materials and equipment located on the Properties or included therein may contain NORM and that NORM-containing, material may be buried or otherwise disposed of on the Properties. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of asbestos and NORM from the Properties where it may be found, and Buyer assumes all responsibility and liability for or in connection with assessment, remediation, removal, transportation, and disposal of any such materials and associated activities in accordance with all rules, regulations and requirements of governmental agencies.

                    ARTICLE 7. SELLER'S CONDITIONS OF CLOSING

     The obligation of Seller to close this transaction shall be subject to and conditioned upon the following any one or more of which may be waived by Seller, in whole or in part:

     7.1  Representations.  The representations of Buyer under Article 5 of this
          ----------------
Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respect.

     7.2  Performance.  Buyer  shall  have  performed  and  complied  with  each
          ------------
covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

     7.3  Pending Matters. At Closing, no litigation, proceeding, investigation,
          ----------------
or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     7.4  Bonds.   Where  applicable,   Buyer  shall  have  furnished   evidence
          ------
satisfactory to Seller that Buyer has obtained any requisite plugging bonds and other assurances required by governmental authorities having jurisdiction, including where applicable, qualification to assume operatorship.

     7.5  Certificate of Designation.  Buyer shall have filed with the Secretary
          ---------------------------
of State of the State of Colorado a Certificate of Designation in substantially the form as set forth on Schedule 7.5, attached hereto and incorporated herein
                         ------------
by reference, setting forth the rights, preferences, and other characteristics of the Preferred Stock.

     7.6  Consent  from the Bank.  Buyer shall have  obtained  from the Bank the
          -----------------------
necessary written authorization and consent of the terms and provisions of this Agreement and the transactions contemplated hereby, including, without limitation, the assumption by Buyer of the Credit Facility.

     7.7  Public Shell Acquisition.  Buyer shall have entered into a definitive,
          -------------------------
written agreement with Sunburst to acquire approximately 600,000 shares of common stock of Sunburst, constituting, approximately ninety percent (90%) of all of the issued and outstanding shares of voting capital stock of Sunburst.

                    ARTICLE 8. BUYER'S CONDITIONS OF CLOSING

     The obligation of Buyer to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Buyer, in whole or in part:

     8.1  Representations. The representations of Seller under Article 4 of this
          ----------------
Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of Closing and shall then be true and accurate in all material respects.

     8.2  Performance.  Seller  shall  have  performed  and  complied  with each
          ------------
material covenant, agreement, and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

     8.3  Pending  Matters.  At  Closing,  no suit or  action  shall  have  been
          -----------------
instituted or threatened that questions or reasonably appears to adversely materially affect the validity or legality of this Agreement or the transactions contemplated by this Agreement.

     8.4  Consent from the Bank.  Seller shall have  obtained  from the Bank the
          ----------------------
necessary written authorization and consent of the terms and provisions of this Agreement and the transactions contemplated hereby, including, without limitation, the assumption by Buyer of the Credit Facility.

                               ARTICLE 9. CLOSING

     9.1  Time and Place of Closing.  Subject to the  conditions  stated in this
          --------------------------
Agreement,  the  consummation  of  the  transactions  contemplated  hereby  (the
"Closing") shall occur on April 10, 1998 (the "Closing Date"); provided, however, that if all of the conditions to Closing set forth in Articles 10 and 11 have not been satisfied or waived by such date or any extended date for Closing the party whose obligations are subject to the conditions that have not been satisfied or waived shall have the right to extend the date of Closing for successive periods of up to seven days each until such conditions shall have been satisfied or waived. The Closing shall be held at Seller's offices located at 1330 Post Oak Boulevard, Suite 2222, Houston, Texas 77056, or at such other location as may be mutually agreed upon by Seller and Buyer.

     9.2  Closing Obligations.
          --------------------

     (a)  At Closing, Seller shall deliver to Buyer the following:

          (i)  Executed   Assignment,   Bill  of  Sale  and  Conveyance  of  the
               Properties, in the form attached hereto as Exhibit "B";

          (ii) Resignations of Seller's operator of any of the Properties of which Seller is operated;

          (iii)Possession of the Properties; and

          (iv) assignments of the Leases, duly executed by Seller;

          (v) letters-in-lieu of transfer orders concerning the Properties, duly executed by Seller;

          (vi) an executed statement described in Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended; and

          (vii)a certificate duly executed by a manager of Seller, dated as of the Closing, (1) attaching, and certifying on behalf of Seller complete and correct copies of (A) resolutions of the managers of Seller authorizing execution, delivery, performance by the Seller of this Agreement and the transactions contemplated hereby and
               (B) any acquired approval by the members of Seller of this Agreement and the transactions contemplated hereby; and (2) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered in connection with the Closing.

     (b)  At Closing, Buyer shall:

          (i) Deliver to Seller the bearer of stock certificated representing 30,000 shares of Preferred Stock;

          (ii) Execute the Assignment, Bill of Sale and Conveyance delivered by Seller to Buyer at Closing, evidencing, Buyer's acceptance of same and assumption of all obligations thereunder;

          (iii)Evidence that Buyer has obtained any requisite plugging bonds and other assurances required by governmental authorities having jurisdiction, including, where applicable, qualification to assume operatorship;

          (iv) Well transfer permits, the originals of which shall be retained by Seller for filing;

          (v) letters-in-lieu of transfer orders covering the Properties, duly executed by Buyer; and

          (vi) a certificate duly executed by the secretary of Buyer, dated as of the Closing, (1) attaching, and certifying on behalf of Buyer as complete and correct, copies of (A) the certificate of incorporation and bylaws of Buyer, each as in effective as of the Closing, (B) the resolutions of the Board of Directors of Buyer authorizing execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders of Buyer of this Agreement and the transactions contemplated hereby; and (2) certifying on behalf of Buyer the incumbency of each officer of Buyer executing this Agreement or any document delivered in connection with the Closing.

     9.3  Further  Assurances.  The  parties  shall  execute,  acknowledge,  and
          --------------------
deliver any other documents and shall take such other actions as may be reasonably necessary to carry out their obligations under this Agreement.

     9.4  Simultaneous  Closing. The delivery of all documents and actions taken
          ----------------------
at the Closing shall all be considered parts of a simultaneous transaction and no delivery of documents or action taken shall be considered completed until all documents for such Closing have been delivered and other action taken.

                        ARTICLE 10. ADDITIONAL AGREEMENTS

     10.1 Notices.   All  notices   hereunder   shall  be  in  writing  and  any
          --------
communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed, when received by the party charged with such notice and addressed as follows:

     SELLER         Lisbon  Development  Company,  L.L.C.
     ------
                    1330 Post Oak Blvd, Suite 2222
                    Houston  Texas  77056

                    With  a  copy  to:

                    James  W.  Chang,  Esq.
                    Johnson  &  Bumett,  L.L.P.
                    1330  Post  Oak  Blvd,  Suite  2222
                    Houston  Texas  77056

     BUYER:         Vector  Energy  Corporation
     -----
                    5599  San  Felipe,  Suite  620
                    Houston,  Texas  77056
                    Attn:    Mr.  Steve  Nosier,  President

Any party may, by written notice so delivered to the other, change the address of the individual to which or to whom delivery shall thereafter be made.

     10.2 Recording,  Documents.  Buyer  shall  pay all  transfer,  documentary,
          ----------------------
filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance. As soon as practicable after Closing, Buyer shall provide Seller with copies of all recorded documents conveying the Properties to Buyer.

     10.3 Right of Termination.
          ---------------------

          (a) This Agreement and the transactions contemplated hereby may be terminated in the following instances:

          (i) By Seller if any of the conditions set forth in Article 7 are not satisfied in all material respects or waived as of the Closing Date;

          (ii) By Buyer if any of the conditions set forth in Article 8 are not satisfied in all material respects or waived as of the Closing Date; or

          (iii) At any time by the mutual written agreement of Buyer and Seller.

          (b) In the event of the termination of this Agreement by Seller in accordance with Section 10.3(a)(i), Seller shall have no liability hereunder of any nature whatsoever to Buyer, including any -liability for damages. If Buyer terminates this Agreement in accordance with Section 10(' ))(a)(i) above, it shall have no liability hereunder of any nature whatsoever to Seller including any liability for damages. If Buyer terminates this Agreement other than in accordance with Section 10(3)(a)(ii), or if Seller terminates this Agreement in accordance with Section 10(3)(a)(ii), Seller shall retain the Deposit with all interest earned thereon and Buyer shall have no further liability hereunder of any nature whatsoever to Seller including any liability for damages.

     (c) Except as provided above in this Section 10.3(b), nothing contained herein shall be construed to limit Seller's or Buyer's legal or equitable remedies in the event of breach of this Agreement.

     10.4 Operation of Business.  Until the Closing,  Buyer will (i) operate the
          ----------------------
Properties in the ordinary course, (ii) will not, without the prior written consent of Seller, which consent shall not be unseasonably withheld, commit to any operation reasonably anticipated by Buyer to require future capital expenditures by the owner of the Properties in excess of $10,000 or make any capital expenditures in excess of $10,000 except for matters set forth on
Schedule 4.8, or terminate, materially amend, execute or extent any material agreements affecting the Proper-ties, (iii) will maintain general insurance coverage on the Properties furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Properties, and (vi) will not transfer, sell, hypothecate, encumber or otherwise dispose of any material Properties except for sales and dispositions of oil and gas production and Equipment made in the ordinary course of business consistent with past practices. Seller's approval of any action restricted by this Section
10.4 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Buyer's notice) of Buyer's notice to Seller requesting such consent unless Seller notifies Buyer to the contrary during that period. In the event of an emergency, Buyer may take action as a prudent operator would take and shall notify Seller of such action promptly thereafter.

     10.5 Indemnify Regarding Access. Buyer agrees to indemnify, defend and hold
          ---------------------------
harmless Seller and the Seller Group from and against any and all claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, arising out of or relating to access to the Properties and to the records and other related information prior to the Closing by Buyer and the Seller Group, EVEN IF CAUSED IN HOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OR ANY OF SELLER OR THE SELLER GROUP.

             ARTICLE 11. ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION

     11.1 Definitions. As used in this Agreement:
          ------------

     (a) "Losses" means any liabilities, losses, claims, demands, causes of action, costs and expenses (including, but not limited to, court costs and reasonable attorneys' fees and other costs and -expenses incident to proceedings or investigations respecting, or the prosecution or defense of, a claim) of every kind and character.

     (b) "Material Adverse Effect" means any material adverse change in the condition (financial or otherwise), business, operations, properties, prospects, assets or liabilities, of Seller in the aggregate (whether or not covered by insurance).

     (c) "Seller Group" means Seller and its managers, members, officers, directors, contractors, agents, employees, attorneys, accountants, professional advisors, and representatives.

     11.2 Assumption  of  Contracts.  The sale of the  Properties is and will be
          --------------------------
made subject to the Contracts to, which the Properties are presently subject. Buyer shall assume and be responsible for all obligations accruing under the Contracts as of and after the Effective Time.

     11.3 Imbalances. Buyer shall accept all gas and oil imbalances as set forth
          -----------
on Schedule 11.3 attached hereto and incorporated herein by reference and shall assume all responsibility to settle with other interest owners for any such disclosed over or under gas or oil imbalances that exist on the Properties. If the gas or oil imbalance on a particular Property is a net liability, Buyer shall defend, indemnify, and hold Seller harmless for that net liability. For purposes hereof, an "imbalance" shall include any circumstance regarding production taken or marketed from the Properties which could result in (i) a portion of Buyer's interest in such production being sold without Buyer receiving payment therefor; or (ii) Buyer being obligated to make payment to any person or entity as a result of such imbalance; or (iii) any other circumstance by which Buyer would be obligated by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement binding on the Properties after Closing, to deliver hydrocarbons produced from the Properties at some future time without then receiving full payment therefor.

     11.5 Buyer's  General   Indemnity.   Buyer  hereby  agrees  to  assume  all
          -----------------------------
responsibility for the wells, the casing, and all other leasehold equipment in and on said wells, and all other personal property and fixtures used on or in connection with the Leases before, on, and after the Effective Time. Buyer agrees to defend, indemnify, and hold Seller Group harmless from and against any and all Losses arising out of, incident to, or in connection with the Properties, operations on the Properties, arising and occurring before, on, or after the Effective Time.

     11.6 Operations Prior to Closing.  Seller hereby releases Buyer, and agrees
          ----------------------------
to indemnify, defend and hold Buyer harmless, from all Losses with respect to continued operations by Buyer under Section 10.4, WHETHER OR NOT CAUSED IN WHOLE OR IN PART BY, AND INCLUDING, AND SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF BUYER, UNLESS CAUSED BY BUYER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     11.7 Buyer's    Environmental    Indemnification.    Except   as   to   the
          --------------------------------------------
indemnification, if any, provided under Section 11.5, Buyer, its successors and assigns, hereby agree to indemnify against, and defend and hold Seller Group harmless from all Losses (including but not limited to any civil fines, penalties, expenses, costs of clean-up or remediation, and plugging liabilities for any and all wells) brought by any and all persons, including, but not limited to, Buyer's and Seller's employees, agents, or representatives and also any private citizens, persons, or organizations and any agency, branch, or representative of federal, state, or local government, on account of any personal injury, disease, or death or any damage, destruction, loss of property or contamination of natural resources (including air, soil, surface water, or ground water) resulting from, arising out of any liability caused by, or connected with any environmental condition of, on, or resulting from the Properties before, on, or after the Effective Time, including, but not limited to, the presence, disposal, or release of any material of any kind in, on or under the Properties or other affected property, or at any time caused by or connected with acts or omissions of any party's employees, representatives, or agents with regard to the use, ownership, or operatorship of the Properties. BUYER'S INDEMNIFICATION SHALL EXTEND TO AND INCLUDE (i) THE NEGLIGENCE OF SELLER GROUP, BUYER, AND PARTIES ACTING ON BEHALF OF BUYER, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, SOLE, OR CONCURRENT, AND (ii) BUYER'S STRICT LIABILITY. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this Section 11.7 shall control over any conflicting or contradicting terms or provisions contained in this Agreement, except control over any conflicting or contradicting terms or provisions contained in this Agreement, except as to the indemnity, if any, provided under Section 11.5.

     11.8 Buyer's Plugging  Liability.  Buyer shall properly plug and abandon at
          ----------------------------
Buyer's sole cost and expense all wells herein assigned or located on the Properties and shall clean and restore the surface at Buyer's expense and in accordance with the applicable Lease provisions and state and federal rules and regulations pertaining to the plugging and abandoning of such wells and the restoration of such surface. Buyer shall indemnify, defend, and hold Seller Group harmless from and against all Losses as a result of Buyer's failure to comply with the provisions of this Section 11.8.

                             ARTICLE 12. ARBITRATION

     12.1 Selection of Arbitrators.  Any controversy  between the parties hereto
          -------------------------
arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by either party to the other, which notice shall name a qualified, independent arbitrator. Within ten
(10) days after the receipt of such notice, the other party shall name a qualified, independent arbitrator, of failing to do so the party giving notice shall name the second. The two arbitrators so appointed shall name the third qualified, independent arbitrator, or failing, to do so, the third arbitrator may be appointed by the Senior Judge (in service) of the United States District Court for the Southern District of Texas.

     12.2  Determination.    The  arbitrators selected to act hereunder shall be
           -------------
qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly -hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty days after appointment of the third arbitrator. If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none had been previously named.

     12.3 Decision  Binding.  The decision of the  arbitrators,  or the majority
          ------------------
thereof, made in writing shall be final and binding, upon the parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel, witnesses, and employees.

                            ARTICLE 13. MISCELLANEOUS

     13.1 Amendment.  This Agreement may not be amended nor any rights hereunder
          ----------
waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

     13.2 Gender. References made in this Agreement, including use of a pronoun,
          -------
shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, limited liability company, partnership, trust, estate, or other entity.

     13.3 Entire Agreement.  This Agreement constitutes the entire understanding
          -----------------
among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

     13.4 Successors and Assigns. This Agreement shall be binding upon and shall
          -----------------------
inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement, or implied herefrom, is intended to confer upon any other person or entity any benefits, rights, or remedies. This Agreement and any rights, obligations, responsibilities, and duties of Buyer hereunder may be assigned by Buyer with the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.

     13.5 Survivability.  Except  as  otherwise  specifically  provided  in this
          --------------
Agreement, all indemnifications, covenants, agreements, representations, guaranties, and warranties shall survive the execution of the Agreement, the Closing, and the delivery and recordation of any deeds, assignments, or bills of sale which convey the Properties from Seller to Buyer.

     13.6 Severability. If a court of competent jurisdiction determines that any
          -------------
clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the -Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

     13.7 Governing Law. This Agreement shall be governed by and construed under
          --------------
the laws of the State of Texas (excluding any conflict of laws provision that would require the application of the law of any other jurisdiction).

     13.8 Section Headings. The section headings contained in this Agreement are
          -----------------
for  convenience   only  and  shall  not  in  any  way  affect  the  meaning  or interpretation of this Agreement.

     13.9 Waiver.  No waiver of any provision of or rights under this  Agreement
          -------
shall be effective unless in a writing, signed by the waiving party. No waiver of any specified right or provision shall be construed as a waiver of any other right or provision.

The  parties  have executed this Agreement as of the date first above mentioned.

                    SELLER:

                    Lisbon  Development  Company,  L.L.C.

                    By:
                       -------------------------------------
                    Nick  H.  Johnson,  Manager


                    BUYER:

                    Vector  Energy  Corporation



                    By:
                       -------------------------------------
                    Name:
                         -----------------------------------
                    Title:
                          ----------------------------------

                                  EXHIBIT "A"


     Attached to and made a part of that certain Purchase and Sale Agreement between Lisbon Development Company, L.L.C. and Vector Energy Corporation
                              dated March 23, 1998

                      DESCRIPTION OF LEASES BEING CONVEYED
                      ------------------------------------






                DESCRIPTION OF WELLS AND INTERESTS BEING CONVEYED
                -------------------------------------------------

                                   EXHIBIT "B"
                                  ------------


     Attached to and made a part of that certain Purchase and Sale Agreement between Lisbon Development Company, L.L.C. and Vector Energy Corporation
                              dated March 23, 1998

                     ASSIGNMENT, BILL OF SALE AND CONVEYANCE
                  --------------------------------------------

THE  STATE  OF                 []
              -----------------
                               []
COUNTY  OF                []
          ----------------

     Lisbon Development Company, L.L.C., a Texas limited liability company, whose address is 1330 Post Oak Blvd., Suite 2222, Houston, Texas 77056 (hereinafter called "Assignor"), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, does hereby sell, transfer, assign and convey unto ____________________________ a
______________________________________,  whose  address  is ____________________
(hereinafter called "Assignee"), all of Assignor's right, title and interest in and to the following:

     (a) The oil, gas and mineral leases and the leasehold estates created thereby, described in Exhibit "A" attached hereto (the "Leases"), insofar as the Leases cover and relate to the land and depths described in Exhibit "A" (the "Land"), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Land being a part thereof, all production from the pool or unit allocated to any such Land, and all interests in any wells within the pool or unit associated with the Land;

     (b) The oil and/or gas wells described on Exhibit "A" attached hereto (the "Wells") together with all personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases and Lands insofar as they are used or obtained in connection with the operation of the Wells and insofar as they cover the Lands or relate to the production, treatment, sale, or disposal of hydrocarbons or water produced from or attributable to the Wells;

     (c) To the extent transferable by Assignor without material restriction under applicable law or third-party agreements (without the payment of any funds or consideration), all contracts and contractual rights, obligations, and interests, including all farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and other contracts or agreements covering or affecting any or all of the interests described or referred to above;

     (d) All easements, rights-of-way, licenses, authorizations, pen-nits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests; and

     (e) All oil, condensate, natural gas, natural gas liquids, and other minerals produced after the Effective Time attributable to Assignor's interest in the Properties (as defined herein).

     All of the above real and personal properties, rights, titles, and interests described in subparagraphs (a) through (e) above, subject to the limitations and terms expressly set forth herein and in the Exhibit "A" attached hereto, but excluding the Excluded Property, are hereinafter collectively called the "Properties" or, individually, a "Property".

     This Assignment shall be effective as of __________________ at 7:00 a.m. local time where each Property is located ("Effective Time").

     THIS ASSIGNMENT IS MADE WITHOUT WARRANTIES, EXPRESSED 0 IMPLIED IN FACT OR IN LAW, AS TO MERCHANTABILITY, DURABILITY, USE, OPERATION, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION, SAFETY OF THE PROPERTY, COMPLIANCE WITH REGULATORY AND ENVIRONMENTAL REQUIREMENTS OR OTHERWISE. ASSIGNOR DOES NOT IN ANY WAY REPRESENT OR WARRANT THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR.

     ASSIGNEE  HEREBY  AGREES  THAT  IT  HAS  INSPECTED  OR  HAS  BEEN GIVEN THE
OPPORTUNITY TO INSPECT THE PROPERTY, INCLUDING THE LEASES AND ASSOCIATED AGREEMENTS, WELLS, PERSONAL PROPERTY, AND EQUIPMENT ASSIGNED AND CONVEYED HEREIN AND THAT IT ACCEPTS THE SAME "AS IS, WHERE IS" AND "WITH ALL FAULTS". Assignee agrees to assume all responsibility for the wells, the casing and all other leasehold equipment in and on said wells, and all other personal property and fixtures used on or in connection therewith before, on and after the Effective Time.

     Assignee shall properly plug, and abandon as Assignee's expense all wells herein assigned or located on the Property and shall clean and restore the surface at Assignee's expense and in accordance with the applicable lease provisions and State and Federal rules and regulations pertaining to the plugging and abandoning of such wells and the restoration of such surface.
Assignee shall indemnify, defend and hold Assignor Group harmless from and against all Losses as a result of Assignee's failure to comply with the provisions of this paragraph and this Assignment.

     All taxes, including but not limited to ad valorem, property, severance and windfall profit taxes, shall be prorated between Assignor and Assignee as of the Effective Time, with Assignor responsible for all such taxes accruing prior thereto and Assignee responsible for all such taxes accruing thereafter. Assignee shall bear and pay any real property transfer taxes and any recording fees associated with the transfer of the Property. Assignee agrees to be solely responsible for any and all sales taxes, if any, due on equipment, material and property hereby assigned and sold, and Assignee shall remit such sales taxes to the proper taxing authority.

     Assignee agrees to perform all operations in compliance with all applicable Local, State, Indian and Federal laws, orders, rules and regulations, and to observe, perform and abide by all of the lease terms and provisions, express and implied, applicable to Assignor's interest in the Property. Assignee further acres to secure the bonds, permits and other documents as required by the appropriate regulatory authority which are necessary to effectuate the transfer of interests hereby and to cause the release of Assignor's continued liability as lessee or operator.

     Assignee accepts this transfer of the Properties subject to any and all covenants in instruments in the chain of title and to any outstanding agreements, whether recorded or not, which may include, but is not limited to, agreements for options, leases, permits, rights-of-way, easements, water disposal systems, licenses, operating agreements and production sales agreements; and in this regard, Assignee assumes all duties and obligations associated with said outstanding agreements, including, but not limited to, all of Assignor's rights and obligations associated with said outstandin-g agreements, including, but not limited to, all of Assignor's rights and obligations in and for any gas sales, production or transportation imbalances, whether as a result of overproduction or underproduction by Assignor.

     This Assignment, Bill of Sale and Conveyance shall be binding upon and inure to the benefit of the heirs, successors, personal representatives and assigns of the respective parties hereto.

     This Assignment, Bill of Sale and Conveyance is subject to the terms and conditions, including, but not limited to, the assumptions and indemnifications, contained in that certain Purchase and Sale Agreement dated

          Assignor warrants title to the Properties, as against all parties claiming by, through, or under Seller, but not otherwise.

EXECUTED this ___ day of ___________, 19__, but effective as of the Effective Time.

                    ASSIGNOR:

                    Lisbon  Development  Company,  L.L.C.



                    By:
                        -----------------------------------------


                    ASSIGNEE:

                    ---------------------------------------------

                    By:
                         ----------------------------------------

                         ----------------------------------------

                         ----------------------------------------

THE  STATE  OF  TEXAS              []
                                   []
COUNTY  OF  _____________     []

     This instrument was acknowledged before me on the _____ day of ________________, 1998, by _______________________, as President of Lisbon
Development  Company,  L.L.C.



                             ---------------------------------------------------
                             Notary  Public,  State  of  Texas


My  Commission  Expires:     Notary's  Name  Printed:

--------------------------   ---------------------------------------------------





THE  STATE  OF  TEXAS              []
                                   []
COUNTY  OF  _____________     []

     This instrument was acknowledged before me on the _____ day of ________________, 1998, by _______________________, as ______________________ of
_____________________.



                             ---------------------------------------------------
                             Notary  Public,  State  of  Texas


My  Commission  Expires:     Notary's  Name  Printed:

--------------------------   ---------------------------------------------------